EXHIBIT 16.1

September 19, 2011

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Appiphany Technologies Holdings, Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated September 19, 2011, of Appiphany Technologies Holdings, Corp. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC